Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of SJW Group of our reports dated March 15, 2018 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Connecticut Water Service, Inc., which appear in the Current Report on Form 8-K of SJW Group dated November 26, 2018.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

/s/ Baker Tilly Virchow Krause, LLP

Philadelphia, Pennsylvania

November 26, 2018